Exhibit 10.2
Waste Connections, Inc.
Amended and Restated Senior Management Incentive Plan

Waste Connections, Inc. (the “Company”) hereby establishes the Waste Connections, Inc. Amended and Restated Senior Management Incentive Plan (as amended from time to time, the “Plan”). To the extent applicable, the Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations issued thereunder (the “Code”).

Effective Date:	January 1, 2009

Term:
Until terminated by the Compensation Committee of the Board of Directors (the “Committee”).  The Committee may terminate the Plan at any time; provided, however that in the event of a Change in Control, the Committee may not terminate the Plan during any performance period without payment of a pro rata portion of any bonus based on the period of time elapsed during the performance period and a determination of the Committee as to satisfaction of pro rata Performance Goals (as defined below) for such period. The Committee in its complete and sole discretion may adjust the Performance Goals if a Change in Control results in a significant impact relative to such Performance Goals in order to exclude or reduce the impact of such Change in Control. For purposes of this Plan, “Change in Control” shall have the meaning set forth in the Company’s Second Amended and Restated 2004 Equity Incentive Plan, as amended from time to time and any replacement plan thereof (the “Equity Incentive Plan”).

Participants:	Senior executives of the Company as determined and selected by the Committee.

Purpose of Plan:	(1) Attract and retain highly qualified individuals;
(2) Obtain from each the best possible performance;
(3) Establish a performance goal based on objective criteria;
(4) Further underscore the importance of achieving business objectives for the short and long term;
(5) Tie such individual’s goals and interests to those of the Company and its stockholders; and
(6) Include in such individual’s compensation package an annual incentive component which is tied directly to the achievement of those objectives.

Administration:

The Plan shall be administered by the Committee. The Committee shall consist solely of two or more members who shall qualify as “outside directors” under Section 162(m) of the Code.

The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

Annual Performance Bonus:

Business Criteria

A Participant may receive a bonus payment under the Plan based upon the attainment of performance objectives which are established by the Committee and relate to one or more of the following corporate business criteria with respect to the Company or any of its subsidiaries (the “Performance Goals”): (i) net operating income or earnings (either before or after interest, taxes, depreciation and amortization), (ii) earnings before interest and taxes as a percentage of revenue; (iii) economic value-added (as determined by the Committee), (iv) sales or revenue, (v) net income (either before or after taxes), (vi) cash flow (including, but not limited to, operating cash flow and free cash flow), (vii) return on capital, (viii) return on invested capital, (ix) return on stockholders’ equity, (x) return on assets, (xi) stockholder return, (xii) return on sales, (xiii) gross or net profit margin, (xiv) productivity, (xv) revenue, (xvi) expense, (xvii) operating margin, (xviii) operating efficiency, (xix) customer satisfaction, (xx) working capital efficiency, (xxi) earnings per share, (xxii) price per share of common stock, (xxiii) market share, (xxiv) gross profit, (xxv) gross profit margin, or (xxvi) net cash provided by operating activities as a percentage of revenue, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Bonus Determination

Any bonuses paid to Participants under the Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance objectives relating to the Performance Goals. Bonus formulas may be set for performance periods of one or more fiscal years of the Company. A performance period may be concurrent or consecutive. A Participant need not be employed on the first day of a performance period. If a Participant becomes eligible to participate in the Plan during a performance period, the Committee shall determine if such Participant shall be eligible to participate in an award for such performance period and whether or not such award may be prorated for such period from the Participant’s date of hire or the date of such designation to participate in the Plan, if later.

Bonus formulas for Participants shall be adopted for each performance period by the Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the performance relating to the Performance Goal(s) remain substantially uncertain within the meaning of Section 162(m) of the Code.

Although the Committee may in its sole discretion reduce a bonus payable to a Participant pursuant to the applicable bonus formula, the Committee shall have no discretion to increase the amount of a Participant’s bonus as determined under the applicable bonus formula.

The maximum bonus payable to a Participant under the Plan shall not exceed 200% of such Participant’s base salary or 125% of such amount if paid in restricted stock units.

Additional Considerations

Once a bonus formula is established under the “Bonus Determination” section of the Plan based on one or more of the Performance Goals, the Committee may with the consent of the Participant establish (and once established, rescind, waive or amend) additional conditions and terms of payment of awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it deems desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. However, the Committee shall have no authority to increase the amount of a targeted award granted to any Participant or to pay an award under the Plan if the Performance Goal has not been satisfied.

Payment of Awards

The Annual Performance Bonus shall be paid in cash or, in lieu of paying an Annual Performance Bonus in cash, the Committee, in its complete and sole discretion, may choose to pay the Annual Performance Bonus in restricted stock units (“RSUs”) issued under the Equity Incentive Plan. Under such circumstances, the RSUs (based on the fair market value of the Company’s common stock on the date of grant) shall be 125% of the earned cash bonus (rounded up to the nearest whole share) to compensate the Participant for the risk and vesting period associated with the underlying stock. The terms and conditions of the RSUs shall be governed by and subject to the Equity Incentive Plan and the award agreement entered into between the Participant and the Company.

No bonuses shall be paid to Participants unless and until the Committee makes a certification in writing with respect to the attainment of the performance objectives as required by Section 162(m) of the Code. No awards shall be paid unless and until the Committee certifies, in writing, that the amounts payable with respect to each award, and all awards in the aggregate, do not exceed the limitations set forth in the “Bonus Determination” section of the Plan and that the amount payable to each Participant does not exceed the amount of the targeted award granted to the Participant at the beginning of the performance period. Awards shall be paid as soon as practicable following the end of the performance period, but in no event shall payment be made later than two and one half months following the end of the performance period.

Annual Long-Term Incentive Grant of Equity

Each Participant in the Plan shall also receive an annual Long-Term Incentive Grant (“LTI Grant”) of RSUs subject to a vesting schedule approved by the Committee, which may be based upon the attainment of performance objectives which are established by the Committee and relate to one or more of the Performance Goals. The objective of the LTI Grant is to supplement each Participant’s base salary and Annual Performance Bonus in order to maintain total compensation at the Committee’s targeted percentile of a peer group.

Guidelines and Procedures

A.
Waste Connections fully intends to comply with the Plan, but except as otherwise provided herein reserves the right to alter, amend, cancel the Plan entirely or direct the discontinuance of awards either temporarily or permanently at any time at the sole discretion of the Committee; provided, however, that no amendment of the Plan that changes the maximum award payable to any Participant or all Participants in the aggregate, as set forth in the “Bonus Determination” section herein, or materially amends the definition of Performance Goals under the “Business Criteria” section herein, shall be effective before approval by the affirmative vote of a majority of shares voting at a meeting of the shareholders of the Company.

B.
Participants who receive Annual Performance Bonuses and/or an LTI Grant must be employed by Waste Connections as a full time employee, be “actively at work” and currently on the payroll of Waste Connections at the time of payment and grant. Participants who terminate employment with the Company (regardless of the reason for termination) forfeit all participation in the Plan. Notwithstanding any of the foregoing in this Section, in the discretion of the Committee, awards may be paid to Participants whose employment has terminated after the beginning of the period for which an award is made due to disability, or to the designee or estate of a Participant who died during such period.

C.
Bonus calculations will be based on the Participant’s base salary as of February 1 of each Plan year, or such Participant’s beginning base salary after such date if he or she subsequently becomes eligible for the Plan.

D.
Waste Connections reserves the right to pay or not to pay bonuses at the sole discretion of the Committee. Nothing contained in the Plan shall confer upon any person any claim or right to any payments hereunder.

E.
The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

F.
It is the intent of the Company’s Board of Directors that the terms and provisions of the Plan shall supersede any contrary terms of a Participant’s employment agreement regarding the size and timing of any discretionary annual performance bonuses payable to the Participant; provided, however, that all other terms and conditions of each Participant’s employment agreement shall remain in full force and effect. Acceptance of an Annual Performance Bonus under the Plan shall constitute agreement between the Company and a Participant regarding the same.

G.
Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any person under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including those employees who are eligible to participate in the Plan).

H.	No awards shall be paid under the Plan unless and until the Company’s stockholders shall have approved the Plan and the Performance Goals as required by Section 162(m) of the Code.

I.
Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause. No individual to whom an award has been made or any other party shall have any interest in the cash or any other asset of the Company prior to such amount being paid. No right or interest of any Participant shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

J.	The Company shall deduct all federal, state and local taxes required by law or Company policy from any award paid hereunder.
K.
It is the intent of the Company that the Plan and awards made hereunder shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Code. Any provision, application or interpretation of the Plan that is inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

L.	Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.
M.
The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

4